UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ARRAY BIOPHARMA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3200 WALNUT STREET
BOULDER, COLORADO 80301

September 21, 2007

Dear Fellow Stockholder:

You are cordially invited to attend Array BioPharma Inc.’s Annual Meeting of Stockholders on November 1, 2007, at 2:00 p.m., Mountain Time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302.

The matters to be acted on at the Annual Meeting are described in the enclosed notice and Proxy Statement. A proxy card on which to indicate your vote and a postage-paid return envelope are also enclosed as well as a copy of our fiscal year 2007 Annual Report.

We realize that you may not be able to attend the Annual Meeting and vote your shares in person. However, regardless of your meeting attendance, we need your vote. We urge you to complete, sign and return the enclosed proxy card to ensure that your shares are represented. If you decide to attend the Annual Meeting, you may revoke your proxy at that time and vote your shares in person.

Please remember that this is your opportunity to voice your opinion on matters affecting Array. We look forward to receiving your proxy and perhaps seeing you at the Annual Meeting.

Sincerely,

Robert E. Conway Chief Executive Officer

Enclosures

3200 WALNUT STREET
BOULDER, COLORADO 80301

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on November 1, 2007

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Array BioPharma Inc. to be held on November 1, 2007, at 2:00 p.m., Mountain Time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302, to consider and vote upon the following matters:

•       Election of three Class I directors to serve for a three-year term of office expiring at the 2010 Annual Meeting of Stockholders;

•       Approval of an amendment to the certificate of incorporation that will increase the number of authorized shares of common stock from 60,000,000 to 120,000,000 shares;

•       Ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2008; and

•       Any other matter that properly comes before the Annual Meeting.

Only stockholders of record at the close of business on September 4, 2007, will be entitled to vote at the Annual Meeting or any adjournments thereof.

YOUR VOTE IS VERY IMPORTANT. IF YOU ARE UNABLE TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Sincerely,

Robert E. Conway
Chief Executive Officer

Boulder, Colorado
September 21, 2007

3200 WALNUT STREET
BOULDER, COLORADO 80301

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To be held on November 1, 2007

This Proxy Statement is furnished to stockholders of Array BioPharma Inc., a Delaware corporation, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Array to be held on November 1, 2007, at 2:00 p.m., Mountain Time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado 80302, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our Board of Directors.

Holders of record of shares of our common stock as of the close of business on the record date, September 4, 2007, are entitled to receive notice of, and to vote at, the Annual Meeting. The common stock constitutes the only class of securities entitled to vote at the Annual Meeting, and each share of common stock entitles the holder thereof to one vote. At the close of business on September 4, 2007, there were 47,119,673 shares of common stock outstanding.

Shares represented by proxies in the form enclosed that are properly executed and returned and not revoked will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Class I directors, FOR the approval of the amendment to the Array BioPharma Inc. Amended and Restated Certificate of Incorporation to increase the number of authorized shares and FOR the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2008. We know of no other business to be transacted at the Annual Meeting. If other matters requiring a vote do arise, the persons named in the proxy intend to vote in accordance with their judgment on such matters.

To be voted, proxies must be filed with our Secretary prior to the time of voting. Proxies may be revoked at any time before they are exercised by filing with our Secretary a notice of revocation or a later dated proxy, or by voting in person at the Annual Meeting.

Our 2007 Annual Report to Stockholders for the fiscal year ended June 30, 2007 is enclosed with this Proxy Statement. This Proxy Statement, the Proxy Card and the 2007 Annual Report to Stockholders were mailed to stockholders on or about September 21, 2007. Our executive offices are located at 3200 Walnut Street, Boulder, Colorado 80301.

PROPOSAL 1
ELECTION OF DIRECTORS

Board of Directors

Our Board of Directors is composed of nine members divided into three classes having staggered three-year terms. At each Annual Meeting of Stockholders, the successors to the class of directors whose terms expired are elected to serve three-year terms. The terms of the Class I directors will expire at the Annual Meeting. The current Class I directors are David L. Snitman, Ph.D., Gil Van Lunsen and John L. Zabriskie, Ph.D. Dr. Snitman, Mr. Van Lunsen and Dr. Zabriskie have been nominated for reelection at the Annual Meeting as directors to hold office until the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified. Each of the nominees has consented to serve a term as a Class I director. Should any or all of the nominees become unable to serve for any reason prior to the Annual Meeting, the Board of Directors may designate substitute nominees, in which event the persons named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of directors on the Board of Directors.

Class I Director Nominees for Election to Term Expiring 2010

The three directors standing for election are as follows:

David L. Snitman, Ph.D., 55, is a Co-Founder of Array and has served as our Chief Operating Officer, our Vice President of Business Development and a member of our Board of Directors since May 1998. Prior to forming Array, Dr. Snitman held various positions with Amgen Inc. since December 1981, including Associate Director, New Products and Technology and Manager of Amgen’s Boulder research facility. Dr. Snitman currently serves on the Board of Directors of Barofold Inc. Dr. Snitman received a B.S. in chemistry from Northeastern University and a Ph.D. in the synthesis of natural products from the University of Colorado, and was a National Institutes of Health Postdoctoral Fellow at the Massachusetts Institute of Technology.

Gil J. Van Lunsen, 65, has served as a member of our Board of Directors since October 2002. Prior to his retirement in June 2000, Mr. Van Lunsen was a Managing Partner of KPMG LLP and led the firm’s Tulsa, Oklahoma office. During his 33-year career, Mr. Van Lunsen held various positions of increasing responsibility with KPMG and was elected to the partnership in 1977. Mr. Van Lunsen is currently the Audit Committee Chairman at Sirenza Microdevices, Inc. in Broomfield, Colorado, and a member of the Audit Committee at ONEOK Partners, L.P. in Tulsa, Oklahoma. Additionally, Mr. Van Lunsen was a member of the Ethics Compliance Committee for Tyson Foods, Inc. from January 1997 to December 2002 and Chairman of the Audit Committee of Hillcrest Healthcare System from July 2000 to March 2005. Mr. Van Lunsen received a B.S./B.A. in Accounting from the University of Denver and is a Certified Public Accountant.

John L. Zabriskie, Ph.D., 68, has served as a member of our Board of Directors since January 2001. Dr. Zabriskie is Co-Founder and Director of Puretech Ventures, LLC, and the past Chairman of the Board, Chief Executive Officer and President of NEN Life Science Products, Inc., a leading supplier of kits for labeling and detection of DNA. Prior to joining NEN Life Science Products, Dr. Zabriskie was President and Chief Executive Officer of Pharmacia and Upjohn Inc. As Chairman of the Board and Chief Executive Officer of Upjohn, Dr. Zabriskie led the Upjohn project, which resulted in the $12 billion merger of equals with Pharmacia. Prior to joining Upjohn in 1994, Dr. Zabriskie was Executive Vice President for Merck & Co., Inc. Dr. Zabriskie currently serves on the Board of Directors of Cellicon, Inc., Kellogg Co., MacroChem Corp., Protein Forest Inc., Puretech Ventures and ARCA Discovery Inc. Dr. Zabriskie received his undergraduate degree in chemistry from Dartmouth College and his Ph.D. in organic chemistry from the University of Rochester.

Required Vote

The three nominees for director will be elected upon a favorable vote of a plurality of the votes cast at the Annual Meeting. Shares represented by proxies cannot be voted for more than the three nominees for director.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF EACH OF THE NOMINEES FOR ELECTION AS CLASS I DIRECTORS TO THE BOARD.

Directors Continuing in Office

Term Expiring 2008—Class II.   The following Class II directors have terms expiring at the Annual Meeting of Stockholders in 2008:

Marvin H. Caruthers, Ph.D., 67, has served as a member of our Board of Directors since August 1998. Since 1979, Dr. Caruthers has been a Distinguished Professor of Biochemistry and Chemistry at the University of Colorado, Boulder. Dr. Caruthers is a member of the National Academy of Sciences and the American Academy of Arts and Sciences and was previously a member of the Scientific Advisory Board of Amgen Inc. Dr. Carruthers on the Board of Directors of Barofold Inc. Dr. Caruthers received a B.S. in chemistry from Iowa State University and a Ph.D. in chemistry from Northwestern University.

Robert E. Conway, 53, has served as our Chief Executive Officer and a member of our Board of Directors since November 1999. Prior to joining Array, Mr. Conway was the Chief Operating Officer and Executive Vice President of Hill Top Research, Inc. from 1996 to 1999. From 1979 until 1996, Mr. Conway held various executive positions for Corning, Inc., including Corporate Vice President and General Manager of Corning Hazleton, Inc., a preclinical contract research organization, where he led North American operations. Mr. Conway serves on the Board of Directors of DEMCO, Inc. and PRA International, and is a member of the Strategic Advisory Committee of Genstar Capital, LLC. Mr. Conway received a B.S. in accounting from Marquette University and an M.B.A. from the University of Cincinnati, and is a Certified Public Accountant.

Kyle A. Lefkoff, 48, has served as the Chairman of our Board of Directors since May 1998. Since 1995, Mr. Lefkoff has been a General Partner of Boulder Ventures Limited, a venture capital firm and a prior investor in our company. From 1986 until 1995, Mr. Lefkoff was employed by Colorado Venture Management, a venture capital firm. Mr. Lefkoff serves on the Board of Directors for a number of private companies, including: Barofold Inc., ARCA Discovery Inc., Centerstone Technologies, Inc., Hiberna Corporation and Trust Company of America. Mr. Lefkoff received a B.A. in economics from Vassar College and an M.B.A. from the University of Chicago.

Term Expiring 2009—Class III.   The following Class III directors have terms expiring at the Annual Meeting of Stockholders in 2009:

Francis J. Bullock, Ph.D., 70, has served as a member of our Board of Directors since May 1998. Dr. Bullock is currently an independent consultant. From 2002 to 2003, Dr. Bullock was a Senior Advisor for the Strategic Decisions Group, a management consulting firm. From 1993 to 2002, Dr. Bullock was a senior consultant for Arthur D. Little, Inc., focused on pharmaceutical and biotechnology research and development, as well as the fine chemicals and agricultural chemicals industries. From 1981 to 1993, Dr. Bullock served as Senior Vice President, Research Operations at Schering-Plough Research Institute. Dr. Bullock serves on the Board of Directors for GTC Biotherapeutics, ARCA Discovery Inc. and Atherex. Dr. Bullock received a B.S. in pharmacy from the Massachusetts College of Pharmacy, an A.M. in organic chemistry and a Ph.D. in organic chemistry from Harvard University.

Kevin Koch, Ph.D., 47, is a Co-Founder of Array and has served as our President, Chief Scientific Officer and a member of our Board of Directors since May 1998. Prior to forming Array, Dr. Koch was an

Associate Director of Medicinal Chemistry and Project Leader for the Protease Inhibitor and New Leads project teams for Amgen Inc. from 1995 to 1998. From 1988 until 1995, Dr. Koch held various positions with Pfizer Central Research, including Senior Research Investigator and Project Coordinator for the Cellular Migration and Immunology Project Teams. From 1998 to 2003, Dr. Koch was an elected board member of the Inflammation Research Association. Dr. Koch received a B.S. in chemistry and biochemistry from the State University of New York at Stony Brook and a Ph.D. in synthetic organic chemistry from the University of Rochester.

Douglas E. Williams, Ph.D., 49, has served as a member of our Board of Directors since April 2004. He currently serves as President of ZymoGenetics. From September 2003 to August 2004, Dr. Williams served as Seattle Genetics’ Chief Scientific Officer, Executive Vice President and a member of their Board of Directors. Prior to joining Seattle Genetics, from November 2002 to August 2003, Dr. Williams was Head of Health and Strategic Development for Genesis Research & Development, a biotechnology company located in New Zealand. From July to October 2002, he served as Senior Vice President, Washington Site Leader and a member of the Executive Committee for Amgen, Inc. Dr. Williams joined Amgen in July 2002 when it acquired Immunex Corporation, where he worked for 14 years, most recently serving as Executive Vice President, Chief Technology Officer and a member of Immunex’s Board of Directors. Prior to his work at Immunex, Dr. Williams served on the faculty of the Indiana University School of Medicine and the Department of Laboratory Medicine at the Roswell Park Memorial Institute. He serves on the boards of Aerovance and Anadys Pharmaceuticals and is a member of the Scientific Advisory Board of Symphony Capital. Dr. Williams holds a B.S. magna cum laude in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Division.

Meetings of the Board of Directors and Committees of the Board of Directors

Our Board of Directors held six meetings during the fiscal year ended June 30, 2007. During the fiscal year, all of the directors attended at least 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of committees of which such director was a member, except Dr. Caruthers, who attended four of the six meetings of the Board of Directors and two of the four meetings of the Compensation Committee.

Committees of the Board of Directors

Our Board of Directors has established three standing committees, a Compensation Committee, an Audit Committee and a Corporate Governance Committee. Each of the standing committees has adopted a written charter which is available on the Investor Relations portion of our website at www.arraybiopharma.com. The Corporate Governance Guidelines adopted by the Board of Directors are also available on our website.

Compensation Committee.   The Compensation Committee is responsible for determining executive officers’ compensation, evaluating the performance of the Chief Executive Officer and administering the Amended and Restated Array BioPharma Inc. Stock Option and Incentive Plan, the Array BioPharma Inc. Employee Stock Purchase Plan and our Deferred Compensation Plan. The Compensation Committee held four meetings during the fiscal year ended June 30, 2007. Dr. Bullock, Dr. Caruthers, Dr. Williams and Mr. Lefkoff (chair) are members of the Compensation Committee. The Board of Directors has determined that all of the current members of our Compensation Committee are independent as defined by applicable Nasdaq Marketplace Rules. The report of the Compensation Committee appears on page 19.

Audit Committee.   The Audit Committee is responsible for (1) retaining, overseeing and approving the fees of our independent public accountants, (2) reviewing audit plans and results with our independent public accountants, (3) reviewing the independence of the independent public accountants,

(4) pre-approving all audit and non-audit fees, and (5) reviewing our internal accounting controls and discussing the adequacy of those controls with our Chief Executive Officer and Chief Financial Officer. The Audit Committee held six meetings during the fiscal year ended June 30, 2007. The members of the Audit Committee are Mr. Van Lunsen (chair), Dr. Zabriskie and Mr. Lefkoff. The Board of Directors has determined that all of the members of the Audit Committee meet the independence standards for audit committee members under applicable rules of the Securities and Exchange Commission and the applicable Nasdaq Marketplace Rules. The Board of Directors has also determined that Kyle A. Lefkoff, Mr. Van Lunsen and Dr. Zabriskie qualify as “audit committee financial experts” as defined by applicable rules of the Securities and Exchange Commission. The report of the Audit Committee appears on page 8.

Corporate Governance Committee.   The Corporate Governance Committee is responsible for the implementation of Array’s Corporate Governance Guidelines and the evaluation and recommendation to the Board of Directors of candidates for election to the Board. The Committee also recommends policies and standards for evaluating the overall effectiveness of the Board of Directors in the governance of Array and such other activities as the Board of Directors may delegate to it from time to time. The Corporate Governance Committee will consider director nominations from our stockholders. The Corporate Governance Committee has not received any recommended nominations from any stockholders in connection with the 2007 Annual Meeting. See the sections below entitled “Stockholder Proposals for 2007 Annual Meeting” and “Stockholder Nominations to the Board of Directors” for information on submitting director nominations and other proposals for annual stockholder meetings. The Corporate Governance Committee held one meeting during the fiscal year ended June 30, 2007. Dr. Zabriskie (chair), Mr. Lefkoff and Dr. Bullock are members of the Corporate Governance Committee, and the Board of Directors has determined that all of them are independent as defined by applicable Nasdaq Marketplace Rules.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may communicate with members of the Board of Directors by writing to them at the following address:

Array BioPharma Board of Directors
c/o Array BioPharma Inc.
3200 Walnut Street
Boulder, CO 80301
or by e-mail at BoardofDirectors@arraybiopharma.com

Our General Counsel will receive all communications addressed to the Board of Directors and, after copying them for the company’s files, will forward each communication (by U.S. mail or other reasonable means determined by the General Counsel) to the director or directors to whom the communication is addressed.

Our General Counsel is not required to forward any communication determined in good faith to be frivolous, hostile, threatening, illegal or similarly unsuitable or to be unrelated to the duties and responsibilities of the Board. The General Counsel will retain copies of such communications in the company’s files and make them available to any member of the Board of Directors at their request.

Any communication subject to this policy that is addressed to the Chairman of the Audit Committee, the non-management members of the Board of Directors as a group or the independent members of the Board of Directors as a group will be shared with management only upon the instruction of the Chairman of the Audit Committee. All other communications will be shared with management at the time they are forwarded to the Board of Directors.

Director Attendance at Annual Meetings

All directors are strongly encouraged to attend each of our annual stockholder meetings, unless a director is not standing for reelection and his or her term is to expire at that meeting. All of our directors except Dr. Caruthers attended our 2006 Annual Meeting.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO ARRAY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

General

The Board of Directors has approved, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to Section 4.1 of our Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock Array is authorized to issue from 60,000,000 to 120,000,000. The Board of Directors determined that this amendment is advisable and should be considered at the Annual Meeting. We are currently authorized to issue 10,000,000 shares of Preferred Stock, par value $0.001 per share, and the proposed amendment will not affect this authorization.

The text of the proposed amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock as described in this proposal is set forth in Annex A attached to this proxy statement and is incorporated by reference herein.

If the amendment to the Amended and Restated Certificate of Incorporation is approved by the stockholders, we will promptly file a Certificate of Amendment with the Delaware Secretary of State reflecting the increase in authorized shares. The amendment will become effective on the date the Certificate of Amendment is accepted for filing by the Delaware Secretary of State.

Purposes and Effects of the Increase in the Authorized Number of Shares of Common Stock

Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 60,000,000 shares of Common Stock. As of the close of business on the record date, 47,119,673 shares of Common Stock were issued and outstanding, 7,954,874 shares were issuable pursuant to outstanding options, 5,904,548 shares were reserved for future grants under the Amended and Restated Stock Option and Incentive Plan, subject to total authorized share capital, and 353,784 shares were reserved for future issuance under the Employee Stock Purchase Plan.

The Board believes that the proposed increase of 60,000,000 authorized shares of Common Stock is desirable so that, as the need may arise, we will have the flexibility to issue shares of Common Stock without additional expense or delay in connection with possible future equity financings, future opportunities for expanding our business through investments or acquisitions, management incentive and employee benefit plans, stock dividends or stock splits and for other general corporate purposes. As of the date of this Proxy Statement, the Board of Directors has not taken, and does not currently intend to take, any action to issue the additional authorized shares for any such purposes.

Each additional share of Common Stock authorized by the amendment to the Amended and Restated Certificate of Incorporation will have the same rights and privileges as each share of Common Stock currently authorized or outstanding. The holders of Common Stock have no preemptive rights. Authorized but unissued shares of Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the stockholders, except as otherwise required by applicable law or stock exchange policies.

The adoption of this proposed amendment to the Amended and Restated Certificate of Incorporation will result in a greater number of shares of Common Stock available for issuance. Stockholders could therefore experience a significant reduction in their stockholders’ interest with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares are issued other than through a proportional issuance such as a stock split or stock dividend.

The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could also have the effect of delaying or preventing a change in control of the company without further action by the stockholders. Shares of authorized and unissued Common Stock could be issued (within the limits imposed by applicable law) in one or more transactions which would make a change in control of the company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock and could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the company. Existing provisions in our Amended and Restated Certificate of Incorporation and Bylaws may also have the effect of delaying or preventing a merger with or acquisition of the company, even where the stockholders may consider it to be favorable. These provisions could also prevent or hinder an attempt by stockholders to replace Array’s current directors and include: (i) providing for a classified Board of Directors with staggered, three-year terms; (ii) prohibiting cumulative voting in the election of directors; (iii) authorizing the issuance of “blank check” preferred stock; (iv) limiting persons who can call special meetings of the Board of Directors or stockholders; (v) prohibiting stockholder action by written consent; and (v) establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted on by stockholders at a stockholders meeting.

Vote Required

The approval of the amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Common Stock. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2 APPROVING AN AMENDMENT TO ARRAY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We are asking the stockholders to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accountants for the fiscal year ending June 30, 2008. If the stockholders do not ratify the selection, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Array and our stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting at the Annual Meeting will be required to ratify the selection of KPMG LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2008.

AUDIT COMMITTEE REPORT

The information in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in any such filings.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2007, with our management and with our independent registered public accountants, KPMG LLP. In addition, the Audit Committee discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit. The Audit Committee also discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of the non-audit services provided by the independent registered public accountants with their independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2007 be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the Securities and Exchange Commission.

Respectfully submitted,
Audit Committee
Gil J. Van Lunsen Kyle A. Lefkoff John L. Zabriskie, Ph.D.

Fees Billed by the Principal Accountant

We were billed the following fees by our independent registered public accountants for the fiscal years ended June 30, 2007 and 2006:

	Years Ended June 30,
	2007	2006
Audit Fees(1)	$290,000	$501,799
Audit-Related Fees(2)	108,468	0
Tax Fees(3)	0	0
All Other Fees(4)	0	0

(1)          Audit fees consist of fees for services necessary to perform the audit of our financial statements for fiscal years 2007 and 2006, statutory audits, attest services and consents and assistance with, and review of, documents filed with the SEC.

(2)          Audit-related fees consist of fees for assurance and related services reasonably related to the performance of the audit or review.

(3)          Tax fees consist of fees for tax compliance, tax advice and tax planning services.

(4)          All other fees include the aggregate of the fees billed in each of the last two fiscal years for products and services provided by the principal accountant other than the products and services disclosed as Audit Fees, Audit-Related Fees and Tax Fees.

Pre-Approval of Services

The Audit Committee pre-approves all audit and non-audit services rendered by our independent auditor. The Audit Committee has not adopted a formal written policy or procedures for the pre-approval of audit and non-audit services rendered by our independent auditor. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee approved all audit fees for fiscal year 2007.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 10, 2007, by:

•       each of our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we collectively refer to as our named executive officers;

•       each of our directors;

•       all of our directors and executive officers as a group; and

•       each person (or group of affiliated persons) known by us to beneficially own more than 5% of our outstanding common stock.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(a)
Named Executive Officers
Robert E. Conway(b)	1,123,244	2.3%
R. Michael Carruthers(c)	231,921	*
Kevin Koch, Ph.D.(d)	1,112,980	2.3%
David L. Snitman, Ph.D.(e)	1,824,447	3.8%
John R. Moore(f)	78,967	*
Directors
Kyle A. Lefkoff(g)	92,585	*
Francis J. Bullock, Ph.D.(h)	90,000	*
Marvin H. Caruthers, Ph.D.(i)	500,884	1.1%
Douglas E. Williams, Ph.D.(j)	30,000	*
Gil J. Van Lunsen(k)	31,260	*
John L. Zabriskie, Ph.D.(l)	100,000	*
All directors and executive officers as a group (12 persons)(m)	5,216,288	10.6%
Five Percent Shareholders
Kopp Investment Advisors, LLC(n)	2,960,010	6.3%
OrbiMed Advisors, LLC(o)	2,430,000	5.2%
FMR Corp.(p)	4,806,500	10.2%
Deerfield Management Company, LP(q)	2,656,674	5.6%

*                    Less than 1%.

(a)           Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of common stock deemed outstanding consists of 47,115,717 shares outstanding on August 10, 2007 plus the number of shares of  common stock underlying stock options held by the named person that are exercisable as of October 9, 2007. Except as otherwise specified below, the address of each of the beneficial owners identified is c/o Array BioPharma Inc., 3200 Walnut Street, Boulder, Colorado 80301.

(b)          Includes options to purchase 814,181 shares of common stock that are exercisable as of October 9, 2007 and 40,000 shares held in uniform gift to minor accounts for the benefit of Mr. Conway’s children.

(c)           Includes options to purchase 181,109 shares of common stock that are exercisable as of October 9, 2007.

(d)          Includes options to purchase 415,340 shares of common stock that are exercisable as of October 9, 2007, 99,000 shares held in trust for the benefit of Dr. Koch’s minor children and 43,286 shares of common stock held by Dr. Koch’s spouse.

(e)           Includes options to purchase 391,936 shares of common stock that are exercisable as of October 9, 2007, 119,950 shares of common stock held in trust for the benefit of Dr. Snitman’s minor children and 598,997 shares held in a grantor retained annuity trust of which Dr. Snitman is the trustee.

(f)             Includes options to purchase 77,385 shares of common stock that are exercisable as of October 9, 2007.

(g)           Includes 2,000 shares of common stock in trust for the benefit of Mr. Lefkoff’s minor children and options to purchase 50,000 shares of common stock that are exercisable as of October 9, 2007. The address of Mr. Lefkoff is c/o Boulder Ventures, 1900 Ninth Street, Suite 200, Boulder, Colorado 80302.

(h)          Includes options to purchase 80,000 shares of common stock that are exercisable as of October 9, 2007.

(i)             Includes 450,884 shares of stock held by The Caruthers Family, LLC, of which Dr. Caruthers is the manager and a member. Dr. Caruthers disclaims beneficial ownership in these shares except to the extent of his pecuniary interest in such shares. Includes options to purchase 50,000 shares of common stock that are exercisable as of October 9, 2007.

(j)              Includes options to purchase 30,000 shares of common stock that are exercisable as of October 9, 2007.

(k)          Includes options to purchase 26,000 shares of common stock that are exercisable as of October 9, 2007.

(l)             Includes options to purchase 70,000 shares of common stock that are exercisable as of October 9, 2007.

(m)      Includes options to purchase 2,185,951 shares of common stock that are exercisable as of October 9, 2007.

(n)          Based on information set forth in Schedule 13G filed under the Exchange Act on January 18, 2007, reporting 2,599,010 shares beneficially owned by both Kopp Investment Advisors, LLC and Kopp Holding Company, LLC; 2,644,010 shares beneficially owned by Kopp Holding Company; and all 2,960,010 shares beneficially owned by LeRoy C. Kopp, the chief executive officer and a control person of the foregoing entities. The address of Kopp Investment Advisors, LLC is 7701 France Avenue South, Suite 500 Edina, MN 55435.

(o)          Based on information set forth in Schedule 13G/A filed under the Exchange Act on February 9, 2007, reporting 895,300 shares beneficially owned by OrbiMed Advisors, LLC; 1,534,700 shares beneficially owned by OrbiMed Capital, LLC; and all 2,430,000 shares beneficially owned by Samuel D. Isaly, the managing member and a control person of the foregoing entities. The address of OrbiMed Advisors, LLC is 767 3rd Avenue, 30th Floor, New York, NY 10017.

(p)          Based on information set forth in Schedule 13G filed under the Exchange Act on June 11, 2007, reporting 4,806,500 shares beneficially owned by both FMR Corp. and Edward C. Johnson 3d, the chief executive officer and a control person of the foregoing entities. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(q)          Based on information set forth in Schedule 13G filed under the Exchange Act on February 13, 2007, reporting 1,022,307 shares beneficially owned by Deerfield Capital, LP; 929,732 shares beneficially owned by Deerfield Partners, LP; 92,575 shares beneficially owned by Deerfield Special Situations Funds, LP; 1,634,367 shares beneficially owned by Deerfield Management Company, LP; 1,448,100 shares beneficially owned by Deerfield International Limited; 186,267 shares beneficially owned by Deerfield Special Situations Fund International Limited and all 2,656,674 shares beneficially owned by James E. Flynn, the managing member and a control person of the foregoing entities. The address of Deerfield Management Company, LP is 780 Third Avenue, 37th Floor, New York, NY 10017.

EXECUTIVE OFFICERS

The table below shows the names, ages and positions of our executive officers as of August 10, 2007.

Name	Age	Position
Robert E. Conway	53	Chief Executive Officer
Kevin Koch, Ph.D.	47	President and Chief Scientific Officer
David L. Snitman, Ph.D.	55	Chief Operating Officer and Vice President, Business Development
R. Michael Carruthers	49	Chief Financial Officer
John R. Moore	43	Vice President, General Counsel and Secretary
John Yates	51	Chief Medical Officer

Please see “PROPOSAL 1 ELECTION OF DIRECTORS—Board of Directors” above for the biographies of Mr. Conway, Dr. Koch and Dr. Snitman.

R. Michael Carruthers has served as our Chief Financial Officer since December 1998, and served as Secretary from December 1998 until October 2002. Prior to joining Array, Mr. Carruthers was Chief Financial Officer from October 1993 until December 1998 of Sievers Instrument, Inc. From May 1989 until October 1993, Mr. Carruthers was the treasurer and controller for the Waukesha division of Dover Corporation. Mr. Carruthers is a Certified Public Accountant and was previously employed as an accountant with Coopers & Lybrand, LLP. He currently serves on the Board of Directors of Pyxant Labs. Mr. Carruthers received a B.S. in accounting from the University of Colorado and an M.B.A. from the University of Chicago.

John R. Moore has served as our Vice President and General Counsel since May 2002 and as Secretary since October 2002. Prior to joining Array, Mr. Moore was an associate for three years with the law firm of Wilson Sonsini Goodrich & Rosati where he negotiated transactions involving technology, intellectual property and products. From September 1992 to July 1996, and August 1996 to June 1999, Mr. Moore was an associate with the law firms of Kenyon & Kenyon and Arnold White & Durkee, respectively, where he focused on intellectual property matters. Mr. Moore received a J.D. from the University of North Carolina at Chapel Hill School of Law, a M.S. in Biochemistry from the University of Illinois at Urbana-Champaign and a B.S. in Chemistry from the University of North Carolina at Chapel Hill.

John Yates has served as our Chief Medical Officer since May 2007. Prior to joining Array, Dr. Yates was President and Chief Executive for Takeda Global Research & Development Center from 2004 to 2007, where he was charged with all aspects of pharmaceutical development from first in man through commercialization. From 1990 until 2003, Dr. Yates held various positions of increasing responsibility at Merck & Co, Inc., rising to the level of Vice President, U.S. Medical and Scientific Affairs. While at Merck, Dr. Yates was responsible for all U.S. Phase 4 studies, supporting 15 marketed products as well as conducting outcomes research and health economic studies. Dr. Yates received his M.B. Ch.B. and M.D. degrees from Sheffield University Medical School, in Sheffield, UK. He gained further experience in academic medical research at the University of Melbourne, Australia and the University of Texas Health Science Center in San Antonio, TX.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for our named executive officers, or NEOs, who consist of our principal executive officer, principal financial officer and the three most highly-compensated executive officers other than the principal executive officer and principal financial officer, for our fiscal year ended June 30, 2007. It includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

General

The Compensation Committee of our Board of Directors, or the Committee, has responsibility for determining the compensation of our NEOs for approval by our independent directors. The Committee also administers our Amended and Restated Stock Option and Incentive Plan and considers and approves new hire and periodic retention grants under the plan to NEOs and other members of management and determines the terms of performance-based compensation under our annual Performance Bonus Program applicable to our NEOs and other salaried employees. The Committee acts pursuant to a charter that has been approved by our Board, a copy of which is available on the Investor Relations section of our website at www.arraybiopharma.com.

Objectives and Philosophy of Our Compensation Program

The compensation program for our NEOs is designed to attract, retain, motivate and reward talented executives who can contribute to our long-term success and thereby build value for our stockholders. Our compensation program is based on the following key principles:

•       Pay that is linked with performance and the achievement of our strategic goals.

•       Overall compensation that is competitive in the industry in which we compete for executive talent.

•       Alignment of NEO interests with those of our stockholders through equity compensation.

•       Recognition of individual contributions, teamwork and performance.

Other factors specific to our company weigh heavily into our NEO compensation decisions, such as the following:

Evolution of Business.   Our NEOs are executing our business strategy which has evolved from primarily a chemistry services provider to building a commercial-stage biotechnology company, and we believe their compensation should create appropriate incentives that are consistent with this shift. Accordingly, the Committee has reevaluated and adjusted the performance metrics for performance-based compensation for our NEOs as our strategic goals have evolved. In addition, our senior team, which has not appreciably increased in size, is managing a changing and increasingly complex business. We strive to recognize these efforts by compensating NEOs for the increased demands and risks associated with our business model, such as through annual cash bonuses and stock option awards.

Our headquarters location.   All of our NEOs are based in Boulder, Colorado. We believe Boulder provides an attractive community for our employees to work and live, and the high quality of life available in Boulder has helped us to attract and retain the talent we need. Real estate prices in the Boulder area, however, approach or even exceed those in many major suburban areas. We therefore endeavor to compensate our executives with a level of cash compensation that will allow them to maintain an attractive lifestyle in Boulder.

Intense competition for management talent.   Like any company, we strive to recruit top talent at all levels of our organization. Our business has shifted in recent years from a services-based drug discovery company to an integrated, commercial-stage biopharmaceutical company. The competition for executive talent in certain areas of our business, most notably clinical development talent, is especially intense. As we build our clinical capabilities, we may on occasion find it necessary to exceed the total compensation offered by more established competitors, including our peer group, to attract the talent we need in this area.

Compensation Methodology

The Committee annually reviews target salary, performance bonus and equity compensation for our NEOs and other members of senior management, and periodically reviews other elements of compensation. Compensation decisions are based primarily on the following:

•       Peer and industry data.   The Committee relies on peer and industry data in setting base salaries, determining the appropriate level and mix of equity compensation and the type and portion of compensation tied to performance goals.

•       Annual performance reviews.   Our Chairman conducts annual performance reviews of our Chief Executive Officer, and our Chief Executive Officer conducts and presents the performance reviews of the other NEOs and members of senior management to the Committee at the end of each fiscal year. Based on these reviews, the Committee considers individual factors, such as:

•        Long-term performance

•        Tenure with the company

•        Retention concerns

•        Prior and potential for future contributions to company growth

•        Industry experience

•       CEO recommendations.   The Committee seeks the input of Mr. Conway in setting the salary and target bonus levels for other NEOs and members of management. The Committee also considers recommendations from Mr. Conway regarding annual performance metrics and target amounts under the Performance Bonus Program.

Following the end of each fiscal year, the Committee reviews and determines the base salaries of Mr. Conway and the other NEOs and members of management, and approves the specific bonus amounts payable to the NEOs and other members of management under the Incentive Bonus Program based on actual company and individual performance. The Committee also determines the annual performance goals under the Performance Bonus Program for the upcoming year through an iterative process with management, adjusting as appropriate the recommendations of management regarding the performance metrics and the target amounts in light of the Company’s near- and long-term strategic goals and operational plan for the upcoming year.

The Committee has previously sought the input of outside compensation consultants in determining executive compensation. Although it did not retain compensation consultants for fiscal 2007, it has done so for fiscal 2008.

Peer and Industry Data.   To ensure our compensation is competitive, we rely on analyses of peer company and industry survey data. In setting NEO compensation for fiscal 2007, we considered publicly available data of ten peer biotechnology companies. These companies included:

• Albany Molecular Research, Inc.	• Incyte Corporation
• Arena Pharmaceuticals, Inc.	• Infinity Pharmaceuticals, Inc.
• Ariad Pharmaceuticals, Inc.	• Lexicon Pharmaceuticals, Inc.
• ArQule, Inc.	• Rigel Pharmaceuticals, Inc.
• Cytokinetics, Incorporated	• Theravance, Inc.
• deCODE genetics	• Vertex Pharmaceuticals Incorporated
• Exelixis, Inc.

We selected these companies because each of them are small molecule drug discovery and development companies and we consider them to be among our primary competitors, including for executive talent, and they are comparable in development stage and in size to Array, both in terms of market capitalization (mid or small cap) and number of employees. These companies are the same companies we use in comparing our overall performance. We also take into account broader based life sciences industry survey data for executive compensation among companies of our size published by Radford Surveys and Consulting as we believe that this information provides us with a statistically significant sample that supplements our peer group data. We generally strive to achieve total compensation for our NEOs at the 50th percentile of the survey group; however compensation historically has in the aggregate been below this level because an NEO may have additional or fewer responsibilities than the comparable executive level in the survey group, or as a result of other factors, including historical pay, individual performance and marketplace demands for the position.

As our business model evolves, the Committee reevaluates the peer companies used in benchmarking executive compensation, and for fiscal 2008 the following companies will be used:

• Acadia Pharmaceuticals Inc.	• Isis Pharmacueticals Inc.
• Arena Pharmaceuticals, Inc.	• Lexicon Pharmaceuticals, Inc.
• Ariad Pharmaceuticals, Inc.	• Regeneron Pharmaceuticals, Inc.
• CV Therapeutics, Inc.	• Seattle Genetics, Inc.
• Dendreon Corporation	• Xenoport, Inc.
• Exelixis, Inc.	• Xoma Ltd.
• Idenix Pharmaceuticals, Inc.	• Zymogenetics, Inc.
• Incyte Corporation

These peer companies were selected from among publicly-held U.S. biotechnology companies based on the following criteria: companies with comparable operations, a market capitalization of not less than approximately $400 million or more than $1.2 billion, not fewer than 100 or more than 750 employees, clinical development-stage operations and a substantial portion of their revenues not related to marketed products.

Elements of Our Compensation Program

The primary components of executive compensation are industry competitive salaries, bonuses of cash and/or equity based on annual operational and financial objectives and on individual merit, and equity compensation grants of stock options upon hiring and periodically through retention grants.

Salary.   We believe base salary is the key compensation-related reference point for individuals considering an employment change and that we must offer industry competitive base salaries. Our peer group analysis and industry survey data therefore serve as a starting point in setting salaries for our NEOs. We generally target a base salary for NEOs at the 50th percentile of the survey group, recognizing that titles and levels of responsibility vary greatly from company to company.

Performance Bonus Program.   As more fully described below, we have established a Performance Bonus Program under which bonuses are paid to our NEOs and other employees based on achievement of company performance goals and objectives established by the Committee as well as on individual performance. The bonus program is intended to strengthen the connection between individual compensation and company success; reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and help ensure that our cash compensation is competitive.

Each NEO is eligible to receive a bonus under the program calculated by multiplying his base salary by a percentage value assigned to him or to his position by the Committee. Following the end of each fiscal year, the Committee determines in its discretion the extent to which the company-wide and individual performance goals were attained. Based on this assessment, the Committee awards bonuses equal to a varying percentage of an employee’s target bonus amount. The Committee may award a bonus in an amount less than or greater than the amount earned by a participant under the bonus program, and individual bonuses can vary significantly based on performance. No bonuses are guaranteed under the program and the Committee can amend the program at any time until bonuses are paid.

Performance metrics.   The performance bonuses for fiscal 2007 were based both on individual performance and on our performance relative to the following performance criteria:

•       Financial goals consisting of revenue, earnings per share and year-end cash targets;

•       Discovery research goals for our proprietary drug programs;

•       Development goals relating to our proprietary drug programs; and

•       Partnering goals relating to new out-licensing transactions.

In determining the bonus awards for fiscal 2007, the foregoing goals were weighted as follows: financial goals 15%; discovery research goals 20%; development goals 40%; and the partnering goals 25%. Identical performance goals form the basis for the bonus structure for almost all of our salaried employees, and we believe there is an intangible benefit to focusing all levels of personnel on consistent goals. We also believe there is a strong correlation between achievement of these goals and the success of our business as measured by our stock performance and the perception of analysts and investors.

Annual Performance Goals.   The Committee establishes minimum, target and stretch goals for each performance metric based on the company’s internal forecasts and through an iterative process with management. The Committee strives to set the stretch performance goals at ambitious levels to provide a meaningful incentive. We have not historically met the stretch goals and have met or slightly exceeded the target level goals. For fiscal 2005 and for fiscal 2006, we achieved 115.0% and 117.5% of the target level goals, respectively, established by the Committee. Generally, the Committee sets the minimum, target and stretch goals such that the relative level of difficulty of achieving the target level is consistent from year to year. A percentage of each NEO’s target bonus amount may be awarded following the end of the fiscal year based on whether the minimum, target or stretch goals are met and the weighting of those goals. The Committee has discretion to award bonuses under the program if a particular performance goal is not met.

Individual Performance.   The Committee also evaluates individual performance in approving the specific bonus amount that an NEO or other participant is entitled to based on the individual’s performance review.

The Committee’s approach in establishing Mr. Conway’s compensation is to be competitive with peer companies, but to base a large percentage of his target compensation, by means of grants of performance-based compensation, on Array’s long-term performance. Accordingly, under Mr. Conway’s employment agreement, Mr. Conway is eligible to receive an annual performance-based bonus, anticipated to range between 20% and 60%, with a target of 40% of Mr. Conway’s base salary, provided that minimum performance criteria are achieved under the Performance Bonus Program.

Equity Compensation.   We provide equity compensation to our NEOs in the form of stock option grants under our Amended and Restated Stock Option and Incentive Plan. The Committee believes stock option awards to our NEOs and other employees encourage retention, because the recipient must remain employed with the company to receive the benefit of the award. The Committee also believes stock options align the interests of management and our stockholders, since they are of no value to the executive if our stock’s value does not increase. For these reasons, the Committee considers stock options to be an important part of total compensation for our executives.

Our implementation of Statement of Financial Accounting Standards No. 123(R) makes granting stock options somewhat less attractive by requiring that we expense the fair value of the grant for financial accounting purposes. Although this accounting treatment is one of the factors we consider in awarding options, it has not had a significant impact on our granting practices, since we believe stock options remain a highly valued component of the overall compensation package for management of a growth company such as ours and are the primary means by which our executives share in the company’s growth.

Stock options are awarded to all of our salaried employees, including NEOs, upon hiring. In addition, following the end of each fiscal year the Committee considers whether to award retention grants to existing employees, including NEOs. If awarded, retention grants are generally approved on four-year cycles for employees, including our NEOs, which corresponds to the duration of the standard vesting schedule of option grants. The Committee believes these retention grants provide a meaningful ongoing incentive for our NEOs and other employees to remain with Array. The Committee also considers on an annual basis whether to award options rather than cash under our performance bonus program described above, and has discretion to approve additional stock option awards for reasons such as strong individual performance or internal pay equity considerations.

Stock options generally vest in four equal annual installments beginning on the one-year anniversary of the hire date for new hire grants or the date of approval by the Committee (or by its members delegated with limited granting authority) for other types of grants. New hire grants are approved each month with a grant date of the last trading day of the month, and grant dates for other types of awards are on the date approved by the Committee. The exercise price of all employee stock options is equal to the fair market value of our common stock on the date of grant, measured as the closing price of our common stock on the grant date as reported by the Nasdaq Stock Market.

In establishing award levels, including for NEOs, the Committee takes into account an analysis of peer group data and industry survey data and, for retention grants, individual performance. The Committee also considers individual contribution and performance, based in part on input from our Chief Executive Officer for grants to other NEOs and employees, and the difficulty in replacing certain individuals within the organization. We believe that competitors who might try to hire away our employees would offer new equity awards to our employees without regard to the value of any prior awards made by us. Therefore, we do not consider the equity ownership levels of the recipients, the size of prior awards that are fully vested or amounts realized by the executives for previous awards.

Option Grant Practices.   Historically, the timing of our grants of stock options has been based on internal, operational factors. New hire grants are typically awarded on the last trading day of each month and retention grants are awarded following the end of each fiscal year. We have not had, and do not intend to implement, a practice of “timing” our grant awards to give effect to the pending public release of material information, and any grants we may have made to senior executives in proximity to a release of earnings or other material information is coincidental. The Committee has delegated authority to two of its members, Mr. Lefkoff and Dr. Bullock, to approve option grants for non-executives. These may be awards for new hires and are reported on a periodic basis to the Committee.

Deferred Compensation Plan.   We established a Deferred Compensation Plan, or the DCP, to provide NEOs and other eligible participants with an opportunity to defer all or a portion of their compensation and to earn tax-deferred returns on the deferrals. Officers and other key employees selected by the Committee (including each of the NEOs) are eligible to participate in the DCP. Participants may defer up to a maximum of 100% of their annual base salary and their annual incentive bonus. Under the DCP, the Committee may, in its sole discretion, make matching contributions which vest over a four-year vesting schedule beginning upon commencement of employment, or may make discretionary contributions in any amount it desires to any participant’s account based on vesting provisions determined in the Committee’s discretion. Participants become fully vested in any matching or discretionary contributions upon a change in control of the company and upon termination of their service with the company other than for cause.

During fiscal year 2007, Mr. Conway, Dr. Koch, Dr. Snitman, Mr. Moore and Mr. Carruthers were participants under the DCP and they were all 100% vested. To date, the Committee has not approved any discretionary contributions, and has approved matching contributions of up to 4% of the executive’s total base salary and bonus compensation for the year.

The DCP is intended to both qualify as a “top hat” plan within the meaning of Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to comply with the requirements of Section 409A of the Internal Revenue Code that govern nonqualified deferred compensation plans. The DCP is an unfunded plan for tax purposes and for purposes of Title I of ERISA. A “rabbi trust” has been established to satisfy our obligations under the DCP.

The Committee selects investment indices consisting of mutual funds, insurance company funds, indexed rates or other methods for participants to choose from for the purpose of providing the basis on which gains and losses are attributed to account balances under the DCP. Participants are entitled to select one or more investment indices and they do not have an ownership interest in the investment indices they select. The Committee may, in its sole discretion, discontinue, substitute or add investment indices at any time.

Payments from the DCP are made in a lump sum or in annual installments for up to ten years at the election of the participant. In addition, participants may elect to receive a short-term payout of a deferral as soon as January 1 of the fourth year after the end of the plan year in which the deferral was made.

Payments Upon Termination or Change in Control.   We have entered into employment agreements with each of our NEOs which provide for severance payments upon certain terminations of employment, including in connection with a change in control of Array, and for the acceleration of vesting of outstanding stock options upon a change in control. In our experience, post-termination protection through severance compensation for executive officers is common among our peer group, and the Committee believes that it is essential to our ability to attract and retain talented executives. The Committee believes having a mutually agreed-to severance package in place prior to any termination event provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interest. In addition, we believe post-termination compensation if an officer is terminated as a result of a change of control transaction promotes the ability of our officers to act in the best interests of our stockholders even though they could be terminated as a result of the transaction. Our obligation to pay severance to any executive is conditioned on the executive’s continued compliance with confidentiality and non-competition obligations for one year after termination, as well as on the execution of a mutually acceptable release agreement.

The terms of the employment agreements, including the severance compensation, are described in more detail below under the headings “Employment Agreements” and “Potential Payments upon Termination or Change in Control” beginning on pages 24 and 26, respectively, of this proxy statement.

In addition, our Amended and Restated Stock Option and Incentive Plan has provisions regarding vesting following a change in control, as defined in that plan. In general, upon a transaction that involves the sale of all or substantially all of our assets or the transfer (including by merger or consolidation) of 50% or more of the voting power of our outstanding securities in which Array is not the surviving entity, all outstanding stock options, including those held by our NEOs (except to the extent otherwise provided in the employment agreements with each NEO), vest in full unless as part of the transaction (a) the options are assumed by the acquiring entity or (b) replaced with a comparable options for shares of stock of the acquiring entity, in either event the options would remain in effect under their respective terms and conditions following the change in control. The Committee has discretion to modify the vesting provisions in individual award agreements for options or restricted stock units, including upon a change in control or upon termination of employment.

Employee Stock Purchase Plan.   We have a tax-qualified employee stock purchase plan, or ESPP, that is made available to all employees, including our NEOs. The ESPP allows participants to acquire shares of our common stock at a discount of 15% to the market price with up to 15% of their base salary, subject to a $25,000 per calendar year maximum. The purpose of the ESPP is to encourage employees to become stockholders of Array to better align their interests with those of our other stockholders.

Perquisites.   Substantially all benefits we provide to our executives are made available to all of our other salaried employees on a non-discriminatory basis, and for this reason are not considered “perquisites”. Benefits we provide on a non-discriminatory basis include our medical and dental insurance, life insurance, 401(k) plan and the ESPP. Relocation expenses also are reimbursed but are individually negotiated when they occur. The aggregate incremental cost to us of all the perquisites we provided to any NEO in fiscal 2007 was less than $10,000.

Deductibility of Compensation.   Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of non-performance-based compensation that we may deduct in any one year with respect to each of our five most highly-paid executive officers. We have taken actions necessary to ensure the deductibility of payments under the annual Incentive Bonus Program as performance-based compensation under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible. However, the Committee considers the impact of Section 162(m) when making pay changes to each NEO and its normal practice is to take such action as is necessary to preserve our tax deduction to the extent consistent with our compensation policies. However, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Array BioPharma Inc. oversees Array’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and our Proxy Statement to be filed in connection with our 2007 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Kyle Lefkoff (Chair)
Francis Bullock, Ph.D.
Marvin Caruthers, Ph.D.
Douglas Williams, Ph.D.

Summary Compensation Table

The following table sets forth compensation earned during the fiscal year ended June 30, 2007 by each of our named executive officers who were serving as executive officers as of June 30, 2007.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation(3)	Total ($)
Robert E. Conway, Chief Executive Officer	$ 412,500	$ 461,759	$ 199,750	$ 33,236	$ 1,107,245
R. Michael Carruthers, Chief Financial Officer	226,250	156,797	81,190	21,536	485,773
Kevin Koch, Ph.D., President and Chief Scientific Officer	350,000	329,659	147,960	28,779	856,398
David L. Snitman, Ph.D., Vice President, Business Development and Chief Operating Officer	292,750	227,758	105,900	24,849	651,257
John R. Moore, Vice Presdient and General Counsel	246,000	104,782	88,250	22,206	461,238

(1)          The amounts set forth under this column represent the stock-based compensation expense recognized in fiscal 2007 for financial reporting purposes under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” disregarding the estimate of forfeitures for service-based vesting conditions. Our methodology, including our underlying estimates and assumptions used in calculating these values, is set forth in Note 2 to our audited financial statements included in our annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2007.

(2)          Amounts shown in this column consist of cash bonus amounts earned in fiscal 2007 but paid after the fiscal year under our Performance Bonus Plan for fiscal 2007 performance as described above under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Performance Bonus Plan.”

(3)          The amounts set forth in this column consist of the following:

Name	Year	Company Contributions to Retirement and 401(k) Plans ($)	Company Contributions to Nonqualified Deferred Compensation Plan ($)	Total ($)
Robert E. Conway	2007	$ 9,800	$ 23,436	$ 33,236
R. Michael Carruthers	2007	9,100	12,436	21,536
Kevin Koch, Ph.D.	2007	9,600	19,179	28,779
David L. Snitman, Ph.D.	2007	9,380	15,469	24,849
John R. Moore	2007	9,120	13,086	22,206

Grants of Plan-Based Awards

The following table sets forth information about grants of awards to our named executive officers during the fiscal year ended June 30, 2007.

					All Other
					Option
					Awards:	Exercise
		Estimated Future Payouts Under			Number of	or	Grant Date
		Non-Equity			Securities	Base Price	Fair Value
		Incentive Plan Awards(1)			Underlying	of Option	of Stock
		Threshold	Target	Maximum	Options	Awards	and Option
Name	Grant Date	($)	($)	($)	(#)(2)	($ / Sh)	Awards(3)
Robert E. Conway	11/02/06	$ 85,000	$ 170,000	$ 255,000	—	$ —	$ —
R. Michael Carruthers	11/02/06	34,500	69,000	103,500	—	—	—
Kevin Koch, Ph.D.	11/02/06	63,000	126,000	189,000	—	—	—
David L. Snitman, Ph.D.	11/02/06	45,000	90,000	135,000	—	—	—
John R. Moore	11/02/06	37,500	75,000	112,500	—	—	—
	9/13/06	—	—	—	20,000	8.37	114,880

(1)          Amounts in this column represent the threshold, target and maximum amounts payable under the fiscal 2007 Performance Bonus Plan based on achievement of minimum, target and stretch goals, respectively, under the plan which are described above in Compensation Discussion and Analysis under “Elements of Our Compensation Program—Performance Bonus Plan.” Actual amounts paid to each of the named executive officers under this plan for fiscal 2007 are set forth in the Summary Compensation Table above.

(2)          Options reported in this column were granted under our Amended and Restated Stock Option and Incentive Plan, as amended. The options vest in four equal annual installments beginning one year from the grant date and expire ten years from the date of grant. Vesting is subject to acceleration as described below under “Employment Agreements.”

(3)          The amounts set forth under this column represent the stock-based compensation expense recognized in fiscal 2007 for financial reporting purposes under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” disregarding the estimate of forfeitures for service-based vesting conditions. Our methodology, including our underlying estimates and assumptions used in calculating these values, is set forth in Note 2 to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended June 30, 2007.

Outstanding Equity Awards At Fiscal Year End

The following table shows equity awards granted to our named executive officers outstanding as of June 30, 2007.  All awards represent grants of stock options under our Amended and Restated Stock Option and Incentive Plan, as amended.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert E. Conway	320,000	(1)	0	$0.60	11/15/09
	25,000	(2)	0	9.00	08/06/11
	300,000	(3)	0	10.90	11/20/11
	24,750	(4)	0	4.75	01/15/13
	23,751	(5)	7,858	3.75	08/01/13
	8,6686)		8,669	6.68	07/30/14
	100,000	(7)	300,000	6.51	08/04/15
R. Michael Carruthers	20,694	(8)	0	0.235	07/01/09
	22,165	(9)	0	0.60	07/01/10
	19,500	(10)	0	8.60	07/02/11
	85,000	(11)	0	9.22	04/29/12
	12,090	(4)	0	8.48	07/01/12
	11,490	(5)	3,831	3.75	08/01/13
	4,226	(6)	4,227	6.68	07/30/14
	0	(12)	100,000	6.51	08/04/15
Kevin Koch, Ph.D.	35,119	(8)	0	0.235	07/01/09
	28,863	(9)	0	0.60	07/01/10
	27,300	(10)	0	8.60	07/02/11
	200,000	(13)	0	9.22	04/29/12
	17,550	(4)	0	8.48	07/01/12
	16,714	(5)	5,572	3.75	08/01/13
	6,148	(6)	6,148	6.68	07/30/14
	75,000	(14)	225,000	6.51	08/04/15
David L. Snitman, Ph.D.	33,883	(8)	0	0.235	07/01/09
	33,789	(9)	0	0.60	07/01/10
	27,300	(10)	0	8.60	07/02/11
	200,000	(13)	0	9.22	04/29/12
	16,770	(4)	0	8.48	07/01/12
	16,017	(5)	5,340	3.75	08/01/13
	5,891	(6)	5,892	6.68	07/30/14
	50,000	(14)	150,000	6.51	08/04/15
John R. Moore	50,000	(15)	0	11.29	03/26/12
	0	(5)	4,759	3.75	08/01/13
	0	(6)	5,252	6.68	07/30/14
	15,000	(16)	45,000	6.51	08/04/15
	0	(17)	20,000	8.37	9/13/16

       (1) The option vested as follows: 133,333 shares on December 31, 1999, 106,667 shares on July 2, 2000, 55,000 shares on November 15, 2000, 378,750 shares on November 22, 2000, 5,000 shares each month from December 15, 2000 through November 15, 2001 and 66,250 shares on November 22, 2001.

       (2) The option vested in full on the grant date of August 6, 2001.

       (3) The option vested in four equal annual installments beginning November 15, 2002.

       (4) The option vested in four equal annual installments beginning July 1, 2003.

       (5) The option vested in four equal annual installments beginning July 1, 2004.

       (6) The option vests in four equal annual installments beginning July 1, 2005.

       (7) The option vests in four equal annual installments beginning November 16, 2006.

       (8) The option vested in 48 equal monthly installments beginning August 1, 1999.

       (9) The option vested in 48 equal monthly installments beginning August 1, 2000.

(10) The option vested in four equal monthly installments beginning July 2, 2002.

(11) The option vested in four equal monthly installments beginning December 1, 2003.

(12) The option vests in four equal annual installments beginning December 1, 2007.

(13) The option vested in four equal annual installments beginning February 6, 2003.

(14) The option vests in four equal annual installments beginning February 6, 2007.

(15) The option vested in four equal annual installments beginning March 4, 2003.

(16) The option vests in four equal annual installments beginning March 4, 2007.

(17) The option vests in four equal annual installments beginning September 13, 2007.

Option Exercises and Stock Vested

The following table shows information concerning options exercised by the named executive officers during the fiscal year ended June 30, 2007.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Robert E. Conway	225,000	$2,316,592
R. Michael Carruthers	20,000	249,500
Kevin Koch, Ph.D.	—	—
David L. Snitman	8,500	109,013
John R. Moore	24,858	190,220

(1)          The amounts in this column have been calculated based on the closing price per share on the exercise date, as reported by the Nasdaq Stock Market, less the applicable exercise price per share, multiplied by the number of shares underlying these options.

Non-Qualified Deferred Compensation Table

The following table sets forth compensation paid to or earned by each of our named executive officers who were serving as executive officers during the fiscal year ended June 30, 2007, pursuant to the Array BioPharma Inc. Amended and Restated Deferred Compensation Plan, as amended.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of June 30, 2007 ($)(3)
Robert E. Conway	$ 35,154	$ 23,436	$ 19,137	$ 20,956	$ 192,064
R. Michael Carruthers	12,032	12,032	5,474	7,998	67,429
Kevin Koch, Ph.D.	19,179	19,179	17,070	—	100,235
David L. Snitman, Ph.D.	15,469	15,469	(1,348)	11,181	72,965
John R. Moore	13,086	13,086	2,104	9,231	70,244

(1)          The amounts in this column are also included in the Summary Compensation Table above in the salary column.

(2)          The amounts in this column are also included in the Summary Compensation Table above in the All Other Compensation Column.

(3)          Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for this and for prior years:

Name	Fiscal 2007 ($)	Prior Years ($)	Total ($)
Robert E. Conway	$ 23,436	$ 32,500	$ 55,936
R. Michael Carruthers	12,032	17,595	29,627
Kevin Koch, Ph.D.	19,179	21,400	40,579
David L. Snitman, Ph.D.	15,469	20,373	35,842
John R. Moore	13,086	20,164	33,250

Deferred Compensation Plan

The Array BioPharma Inc. Amended and Restated Deferred Compensation Plan, or the DCP, provides eligible participants with an opportunity to defer all or a portion of their compensation and to earn tax-deferred returns on the deferrals. Officers and other key employees selected by the Compensation Committee (including each of the Named Executive Officers) are eligible to participate in the DCP. Participants may defer up to a maximum of 100% of their annual base salary and their annual incentive bonus. Under the DCP, the Compensation Committee may, in its sole discretion, make matching contributions which vest in equal annual installments over a four-year period, or may make discretionary contributions in any amount it desires to any participant’s account based on vesting provisions determined in the Compensation Committee’s discretion. Participants become fully vested in any matching or discretionary contributions upon a change in control of the company and upon termination of their service with the company other than for cause. Mr. Conway, Dr. Koch, Dr. Snitman, Mr. Moore and Mr. Carruthers were participants under the DCP in fiscal 2007, and they were all 100% vested. The Compensation Committee has approved matching contributions up to 4% of each of the named executive officers’ total salary and bonus for the year.

Employment Agreements

Robert E. Conway.   On March 1, 2006, we entered into an employment agreement with Mr. Conway to serve as our Chief Executive Officer, following expiration of Mr. Conway’s prior employment agreement with us. The agreement has a term of four years, commencing as of the November 19, 2005 effective date of the agreement, and may be renewed for additional one-year terms. Either party may terminate the agreement for any reason upon 30 days’ prior notice to the other party during the initial term or any additional term. The agreement provides for an initial annual salary of $375,000, subject to subsequent adjustment at the discretion of the Board of Directors. Mr. Conway is also eligible to receive a cash and/or equity performance bonus each fiscal year based on a percentage of his base salary if he meets performance criteria established by our Board of Directors under our Performance Bonus Plan. It is anticipated that the performance bonus for any particular fiscal year will range between 20% and 60%, with a target of 40%, of Mr. Conway’s base salary, provided that the minimum performance criteria are achieved. We also agreed to reimburse Mr. Conway for reasonable out-of-pocket expenses he incurs in connection with his performance of services under this agreement.

If Mr. Conway’s employment is terminated by us without cause, as a result of his disability or because he no longer holds the title of Chief Executive Officer, his duties are materially diminished or he is not elected to serve as a member of the Board of Directors, we agreed to pay him a severance payment equal to (i) one year of his then current base salary (provided that if Mr. Conway’s termination results from a change in control of Array, the severance amount is two years’ current base salary), plus (ii) a pro rata portion of the performance bonus Mr. Conway would have been eligible to receive in the year of termination. The cash severance is payable to Mr. Conway beginning on the date amounts may be paid without incurring additional tax under Section 409A of the Internal Revenue Code, which is referred to as the Section 409A Time Period, in a lump sum based on the number of months in the Section 409A Time Period and then monthly thereafter. The pro rata portion of any performance bonus Mr. Conway would be entitled to receive is payable within 60 days from receipt of our audited financial statements for that fiscal year (but not sooner than the expiration of the Section 409A Time Period). We also agreed to pay 12 months of Mr. Conway’s health insurance premiums under COBRA following a termination of service that results in the payment of severance. Severance payments are conditioned on Mr. Conway entering into a mutually acceptable release with us and his compliance with his existing Noncompete Agreement and Confidentiality and Invention Agreement. Under the agreement, all outstanding and unvested options held by Mr. Conway will also vest in full upon a change of control of Array or upon his death. If Mr. Conway terminates his employment without cause or if we terminate his employment for cause, he will not receive any severance payments, performance bonus or acceleration of any of his options granted to him under the agreement.

Mr. Conway is also subject to a Noncompete Agreement and Confidentiality and Invention Agreement in which he agreed during the term of his employment and for the two years thereafter not to engage in any competing activities in the United States or within a 50-mile radius of any area where we are doing business and not to recruit or solicit any of our employees or customers.

Other Executive Officers.   Effective September 1, 2000, we entered into employment agreements with Dr. Koch, Dr. Snitman and Mr. Carruthers, and effective as of March 4, 2002, we entered into an employment agreement with Mr. Moore. The initial terms of these agreements expired in September 2004 and, for Mr. Moore, in March 2004 and have renewed for additional one-year terms. Array or the employee may terminate the agreement for any reason upon 30 days’ prior notice to the other. Under these agreements we will pay the employees annual salaries ranging from $165,000 to $240,000, subject to subsequent adjustment. During fiscal 2007, annual salaries ranged from $230,000 to $360,000. If the employee is terminated as a result of disability or by us without cause, including a reduction in the employee’s salary, we have agreed to pay the employee a severance payment equal to the greater of one year, or the remaining term, of his then-current base salary in equal monthly installments, and to cause any unvested options to vest. Upon a change of control of the company, 75% of the employee’s outstanding options will vest and the remaining 25% of his options will vest one year later if the employee is still working for us. If an employee decides to terminate his employment following a change of control, he would be entitled to receive the same severance payments described above as if his employment were terminated by us without cause. Each of these employees is also subject to a Noncompete Agreement in which he has agreed for a period of two years following his termination not to engage in any competing activities within a 50-mile radius of any area where we are doing business and not to recruit or solicit any of our employees or customers.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our named executive officers that provide for certain payments and acceleration and continuation of benefits upon specified terminations of employment or upon a change in control of Array. The post-termination arrangements under these agreements are described above under “Employment Agreements.” In addition, upon a change in control or upon termination of employment other than for cause, any matching or discretionary contributions under the DCP held by a named executive officer that have not vested, fully vest. As of June 30, 2007, each of our named executive officers was fully vested in the DCP.

The following table reflects the estimated potential payments upon termination or change in control that would be payable to each of the named executive officers who were employed on June 30, 2007. For purposes of calculating the potential payments set forth in the tables below, we have assumed that (i) the date of termination was June 30, 2007 and (ii) the value of each share subject to a stock option that would be accelerated in the circumstances set forth in the table below equals $11.67, the closing market price of our common stock on June 29, 2007, the last business day of the 2007 fiscal year.

	Cash Severance (1)	Performance Bonus	Continuation of Medical Benefit Plans	Acceleration of Equity Awards		Total
Robert E. Conway
Termination without Cause or Resignation for Good Reason	$ 425,000	$ 170,000	$ 14,076	$ 0		$ 609,076
Termination without Cause or Resignation for Good Reason in connection with a Change in Control	850,000	170,000	14,076	1,653,494		2,687,570
Voluntary retirement	34,932	0	1,173	0		36,105
Disability	425,000	170,000	14,076	0		609,076
Death	35,417	0	1,173	1,653,494		1,690,084
R. Michael Carruthers
Termination without Cause or Resignation for Good Reason	230,000	0	0	567,434		797,434
Termination without Cause or Resignation for Good Reason in connection with a Change in Control	230,000	0	0	567,434	(2)	797,434
Voluntary retirement	0	0	0	0		0
Disability	230,000	0	0	567,434		797,434
Death	19,167	0	0	567,434		586,601

Kevin Koch, Ph.D.
Termination without Cause or Resignation for Good Reason	360,000	0	0	1,235,809		1,595,809
Termination without Cause or Resignation for Good Reason in connection with a Change in Control	360,000	0	0	1,235,809	(2)	1,595,809
Voluntary retirement	0	0	0	0		0
Disability	360,000	0	0	1,235,809		1,595,809
Death	30,000	0	0	1,235,809		1,265,809
David L. Snitman, Ph.D.
Termination without Cause or Resignation for Good Reason	300,000	0	0	845,694		1,145,694
Termination without Cause or Resignation for Good Reason in connection with a Change in Control	300,000	0	0	845,694	(2)	1,145,694
Voluntary retirement	0	0	0	0		0
Disability	300,000	0	0	845,694		1,145,694
Death	25,000	0	0	845,694		870,694
John R. Moore
Termination without Cause or Resignation for Good Reason	250,000	0	0	362,099		612,099
Termination without Cause or Resignation for Good Reason in connection with a Change in Control	250,000	0	0	362,099	(2)	612,099
Voluntary retirement	0	0	0	0		0
Disability	250,000	0	0	362,099		612,099
Death	20,833	0	0	362,099		382,932

(1)          The amounts reported in the table above do not include payments that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, which includes accrued salary and vacation pay, distributions of plan balances under our 401(k) plan, our Employee Stock Purchase Plan or the DCP.

(2)          If the employee is not terminated in connection with a Change in Control, or the employee resigns on or within 30 days after the closing date of an event which constitutes a change in control, only 75% of unvested options vest. The remaining 25% of unvested options would vest only if the employee continues service until the earlier of a termination without Cause or one year from the Change in Control.

Actual amounts that a named executive officer could receive in the future could differ materially from the amounts reported above as a result of many factors, including our stock price, changes in base salary, target and actual bonus amounts, and the vesting provisions and grants of additional equity awards.

Retirement Savings Plan

We maintain a 401(k) savings plan that is intended to be a qualified retirement plan under the Internal Revenue Code. Generally, all of our employees, excluding leased and intern employees, are eligible to participate in the plan. They may enter the plan at the first calendar quarter following their original employment date and make salary deferral contributions to the savings plan, subject to the limitations imposed by the Internal Revenue Code. Array matched 100% of the first 4% of each participant’s semi-monthly contribution. In addition, Array may make annual discretionary profit sharing contributions in an amount to be determined at the plan year-end by the Board of Directors; no discretionary contributions were made in fiscal 2007. Participants' contributions may be invested in any of several investment alternatives. Participants become vested in our contributions according to a graduated vesting schedule based upon length of service with us. Each of our named executive officers was fully vested in these contributions as of fiscal 2007.

COMPENSATION OF DIRECTORS

Cash compensation to our non-employee directors consists of quarterly retainers and meeting fees. The Compensation Committee periodically reviews and analyzes compensation data among the same peer group as is used in determining executive compensation and, as appropriate, adjusts director compensation to ensure that we are able to attract and retain individuals with the experience and expertise we need to help us achieve our strategic goals. During fiscal 2007, the quarterly retainer for non-employee board members was increased from $4,000 for the first two quarters to $5,000 for the third and fourth quarters; meeting fees remained $1,000 for each Board meeting they attended. Members of the Compensation Committee and the Corporate Governance Committee received $1,000 for each committee meeting they attended, and the chairs of these committees received an additional $1,000 for each committee meeting that they chaired. Audit Committee members received $2,000 for each Audit Committee meeting they attended and the chair received an additional $2,000 for each Audit Committee meeting that he chaired. Our non-employee directors were compensated at a rate of 50% of the foregoing meeting fees if a Board or committee meeting was held via teleconference. In addition, each non-employee director is reimbursed for his reasonable out-of-pocket expenses incurred by him while attending any meeting of the Board or of a committee of the Board.

We also grant to our non-employee directors stock options to purchase our common stock under our Amended and Restated Stock Option and Incentive Plan, as amended, at an exercise price equal to the fair market value on the date of grant. These grants generally have been made every three years to purchase 30,000 shares of our common stock and vest in three equal annual installments, subject to continued board service. We did not grant stock options to any of our non-employee directors during fiscal 2007. The most recently granted stock option grants are scheduled to vest in full in November 2007, subject to continued Board service by the director. In May 2007, our Board of Directors, on the recommendation of the Compensation Committee, approved an increase in the equity compensation to be issued to our independent directors to purchase 45,000 shares of common stock vesting in three equal annual installments subject to continued Board service. We anticipate granting additional equity awards at this level following full vesting outstanding options during fiscal 2008.

Director Compensation Table

The following table sets forth compensation paid to or earned by each of our directors who were serving as directors as of June 30, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Kyle A. Lefkoff, Chairman	$ 40,500	$ 46,480	(2)	$ 86,980
Francis J. Bullock, Ph.D.	23,500	46,480	(2)	69,980
Marvin H. Caruthers, Ph.D.	23,000	46,480	(2)	69,480
Gil J. Van Lunsen	39,000	68,502	(2)	107,502
Douglas E. Williams, Ph.D.	21,000	69,943	(2)	90,943
John L. Zabriskie, Ph.D.	29,000	46,480	(2)	75,480

(1)          The amounts reported in this column reflect the dollar amounts recognized as stock-based compensation expense in fiscal 2007 for financial accounting purposes, related to stock options granted in prior years, before reflecting forfeitures, determined in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”. See Note 2 to our audited financial statements set forth in our Annual Report on Form 10-K for fiscal 2007 for the assumptions used in determining such amounts.

(2)          Consists of options to purchase 10,000 shares which vested in fiscal 2007. As of June 30, 2007, outstanding options to purchase 60,000, 90,000, 60,000, 50,000, 35,000 and 80,000 shares of common stock were held by Mr. Lefkoff, Dr. Bullock, Dr. Caruthers, Mr. Van Lunsen, Dr. Williams and Dr. Zabriskie, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current member of the Compensation Committee has been an officer or employee of Array at any time. None of our executive officers serve as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors, nor has such a relationship existed in the past.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Prior to our initial public offering and in connection with the sale and issuance of our Series A preferred stock in May 1998, and August 1998, our Series B preferred stock in November 1999, and our Series C preferred stock in August 2000, we entered into an agreement with the investors in such financings providing for registration rights with respect to the shares of common stock, including those issuable upon conversion of each series of preferred stock, held and subsequently acquired by these investors. Currently, 3.6 million shares of our common stock are entitled to registration rights pursuant to terms and conditions of this agreement. The registration rights under this agreement allow the holders of at least 30% of the shares of common stock held by such holders then outstanding to require us to register their shares under the Securities Act on up to two occasions, subject to limitations described in the agreement. In addition, these holders can require us to include their shares in future registrations of our shares for our account or the account of another stockholder. These holders may also require us to register their shares on up to two occasions in any calendar year on Form S-3. These registration rights are subject to limitations and conditions, including the right of underwriters to limit the number of shares of common stock held by existing stockholders to be included in a registration. The registration rights as to any holder will terminate when all securities held by the holder entitled to registration rights can be sold within a three-month period under Rule 144 of the Securities Act and when the number of shares held by the holder is less than 1% of our outstanding capital stock on an as converted to common stock basis. In addition, we are generally required to bear all expenses of registration, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions.

Stock option grants to our directors and executive officers are described in this Proxy Statement under the heading “COMPENSATION OF DIRECTORS—Director Compensation Table” and “EXECUTIVE COMPENSATION.” The beneficial ownership of shares of our common stock held by our officers, directors and 5% stockholders is described under “PRINCIPAL STOCKHOLDERS.” In addition, we have employment agreements with our executive officers and some of our other employees, which are discussed under “EXECUTIVE COMPENSATION—Employment Agreements.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and certain stockholders to file reports with the SEC on Forms 3, 4 and 5 for the purpose of reporting their ownership of and transactions in common stock. During the fiscal year ended June 30, 2007, to our knowledge and based solely on copies of these reports furnished to us by our directors, executive officers and 10% beneficial shareholders, all Section 16(a) reports were timely filed, except that one stock option exercise by Dr. Koch was filed late on a Form 4.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

KPMG LLP has served as our independent registered public accountants since October 14, 2004. Representatives from KPMG LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement at the Annual Meeting if they desire to do so and are expected to be available to respond to appropriate questions at the Annual Meeting.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Submission of Stockholder Proposals for Inclusion in Next Year’s Annual Meeting Proxy Statement

Any proposal or proposals by a stockholder intended to be included in the Proxy Statement and form of proxy relating to the 2008 Array Annual Meeting of Stockholders must be received by Array no later than May 23, 2008, (120 days prior to September 21, 2008) according to the proxy solicitation rules of the SEC, and must comply with the other proxy solicitation rules promulgated by the SEC and with the procedures set forth in our Bylaws. Proposals should be sent to the Secretary of Array at 3200 Walnut Street, Boulder, Colorado 80301. Nothing in this paragraph shall be deemed to require Array to include in its Proxy Statement and proxy relating to the 2008 Annual Meeting of Stockholders any stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

A stockholder who wishes to submit a proposal for consideration at the 2008 Annual Meeting outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 and that will not be included in the Proxy Statement for such meeting must, in accordance with Section 2.2 of our Bylaws, file a written notice with the Secretary of Array which conforms to the requirements of the Bylaws. Our Bylaws are on file with the Securities and Exchange Commission, and may be obtained from our Secretary upon request and are available under the Investor Relations portion of our website at www.arraybiopharma.com. The officer who will preside at the stockholders meeting will determine whether the information provided in such notice satisfies the informational requirements of the Bylaws. Such notice of a stockholder proposal must be delivered no earlier than August 3, 2008, and no later than September 2, 2008. Any stockholder proposal that is not submitted in accordance with the foregoing procedures will not be considered to be properly brought before the 2008 Annual Meeting.

Stockholder Nominations to the Board of Directors

The Corporate Governance Committee of the Board of Directors will consider nominating directors to the Board of Directors who are recommended by stockholders pursuant to the procedures described above for submission of stockholder proposals and the procedures set forth below. Candidates nominated for election or reelection to the Board of Directors should possess the following qualifications:

•       Personal characteristics:

•        highest personal and professional ethics, integrity and values;

•        an inquiring and independent mind, with a respect for the views of others;

•        ability to work well with others;

•        practical wisdom and mature judgment.

•       Broad, policy-making level training and experience in business, government, academia or science to understand business problems and evaluate and formulate solutions.

•       Expertise that is useful to Array and complementary to the background and experience of other Board members.

•       Willingness to devote the time necessary to carrying out the duties and responsibilities of Board membership and to be an active, objective and constructive participant at meetings of the Board and its Committees.

•       Commitment to serve on the Board over a period of several years to develop knowledge about our principal operations.

•       Willingness to represent the best interests of all stockholders and objectively appraise management performance.

The Corporate Governance Committee must receive proposals for stockholder nominations on or before the deadline for the submission of stockholder proposals for such annual meeting set forth in our bylaws and required by the rules of the Securities and Exchange Commission, as described above. Stockholder proposals must include:

•       information regarding the stockholder making the proposal, including name, address and number of shares of Array BioPharma stock beneficially owned by such stockholder;

•       a representation that the stockholder or the stockholder’s nominee is entitled to vote at the meeting at which directors will be elected, and that the stockholder or the stockholder’s designee intends to cast its vote for the election of the director, if nominated;

•       the name and address of the person being nominated and such other information regarding each nominated person that would be required in a proxy statement filed pursuant to the Security and Exchange Commission’s proxy rules, including, but not limited to:

•        a copy of the nominee’s current resumé

•        biographical information concerning the nominee for the last five years, including directorships and positions held with other companies

•        the nominee’s date of birth

•        a list of references

•        a description of any relationship, arrangement or understanding between the stockholder making the proposal and the nominee and any other person (including names), pursuant to which the nomination is being made

•        a description of any direct or indirect relationship, arrangement or understanding between the stockholder making the proposal or the nominee and Array BioPharma

•        the consent of each nominee to being named in the proxy statement and to serve as a director if elected

Following verification of this information, the Corporate Governance Committee will make an initial analysis of the qualifications of the candidate pursuant to Array’s general criteria for director nominations. The Corporate Governance Committee will evaluate all candidates to the Board in the same manner regardless of the source of the nomination.

VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and shares represented by brokers who are prohibited from exercising discretionary authority because the beneficial owners of such shares have not provided voting instructions, commonly referred to as “broker non-votes.” Shares represented by proxies that reflect abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The election of directors will be approved by a plurality of the votes duly cast. Abstentions and broker “non-votes” are not counted for purposes of the election of directors. The approval of PROPOSAL 2 requires approval of a majority of the shares of Common Stock Outstanding. Therefore, broker non-votes and abstentions will have the same effect as a vote against the proposal. The ratification of the independent registered public accountants will be approved by a favorable vote of a majority of the shares of our common stock present in person or by proxy, and entitled to vote at the Annual Meeting. Broker non-votes are not treated as present and entitled to vote for purposes of determining whether a proposal has been approved and, therefore, will not be counted for any purpose in determining the approval of the ratification of the independent registered public accountants and will have no effect on these proposals. Abstentions represent shares entitled to vote and, therefore, the effect of an abstention will be a vote against this proposal.

The cost of preparing, assembling and mailing the proxy materials will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy materials to, and to obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Your vote is important. Please complete the enclosed Proxy Card and mail it in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors,

John R. Moore
Secretary

September 21, 2007

Annex A

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARRAY BIOPHARMA INC.

(Pursuant to Section 242)

Array BioPharma Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows for the purpose of amending its Amended and Restated Certificate of Incorporation:

FIRST:

The name of the corporation is Array BioPharma Inc. (the “Corporation”). The Corporation was originally incorporated on February 6, 1998 pursuant to the DGCL. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on or about November 21, 2000 (the “Certificate of Incorporation”). A Certificate of Correction to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on or about November 19, 2004.

SECOND:

That the board of directors of the Corporation duly adopted resolutions approving the following amendment to the Certificate of Incorporation (the “Amendment”) in accordance with the provisions of Section 242 of the DGCL, declaring such Amendment to be advisable and calling for the approval of the stockholders of the Corporation to such Amendment.

THIRD:

The Amendment was duly adopted and approved in accordance with the provisions of Section 211 of the DGCL by the required vote of the stockholders of the Corporation at the Annual Meeting of the stockholders of the Corporation.

FOURTH:	That the Corporation’s Certificate of Incorporation is hereby amended as provided herein. Section 4.1 shall be deleted in its entirety and replaced with the following:

4.1   Authorized Shares.   The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 130,000,000, of which 120,000,000 shall be Common Stock, all of one class, having a par value of $.001 per share (the “Common Stock”), and 10,000,000 of such shares shall be Preferred Stock, having a par value of $.001 per share (the “Preferred Stock”).

FIFTH:	Except as expressly amended by this Amendment, the provisions of the Certificate of Incorporation shall remain in full force and effect.

*     *     *     *     *     *     *

A-1

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed this      day of                 2007.

ARRAY BIOPHARMA INC.
By:
R. Michael Carruthers
Chief Financial Officer

A-2

REVOCABLE PROXY

ARRAY BIOPHARMA INC.
3200 Walnut Street, Boulder, Colorado 80301

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 1, 2007

The undersigned stockholder of Array BioPharma Inc. (the “Company”) hereby appoints Robert E. Conway, R. Michael Carruthers and John R. Moore, and each of them, as attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned stockholder at the Annual Meeting of Stockholders to be held at 2:00 p.m., Mountain Time, on November 1, 2007, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado  80302, and at any adjournments or postponements thereof, upon the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and Proxy Statement dated September 21, 2007 and the Company’s Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given.  This proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE, TO ENSURE A QUORUM AT THE ANNUAL MEETING. IT IS IMPORTANT TO RESPOND, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

Proposal One:	Re-election of three directors to the Board of Directors to serve a term of three years, or until their successors have been duly elected and qualified.

	Nominees:	David L. Snitman, Ph.D. Gil J. Van Lunsen John L. Zabriskie, Ph.D.

☐ FOR all nominees listed above.

☐ WITHHOLD AUTHORITY to vote for all nominees

☐ WITHHOLD AUTHORITY to vote for all nominees EXCEPT:

(fill in nominee name(s))

Proposal Two:	Approval of an amendment to the Array BioPharma Inc. Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 120,000,000.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal Three:	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2008.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS
ONE, TWO AND THREE IF UNMARKED, UNLESS CONTRARY DIRECTION IS GIVEN.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

☐            MARK HERE IF YOU PLAN TO VOTE YOUR SHARES AT THE ANNUAL MEETING.

	Date:	, 2007.
Signature of Stockholder

Signature of Stockholder	Date:	, 2007.

Please sign exactly as your name appears on this Proxy.  When shares are held jointly, each holder should sign.  When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.